Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

Jeffs’ Brands Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, no par value	457(c)	52,477,760	(2)	$6.38500	(3)	$335,070,497.60	$0.0001531	$51,300
Total Offering Amount			52,477,760				$335,070,497.60		$51,300
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$51,300

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Registrant is also registering hereunder an indeterminate number of additional ordinary shares, no par value of the Registrant, or the Ordinary Shares, that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of an aggregate of 52,477,760 Ordinary Shares issued or issuable upon the conversion of - convertible promissory notes.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high ($6.68) and low ($6.09) sales prices of the Ordinary Shares as reported on the Nasdaq Capital Market on June 24, 2025.